SETTLEMENT AGREEMENT AND MUTUAL RELEASE

THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE ("Agreement"), is entered into by and among Business Centers, LLC ("Business Centers") Halo Distribution, LLC, ("Halo") and EYI Industries, Inc.("EYI") (collectively "Defendants").

Recitals:

A. On February 2, 1999, Business Centers entered into a lease agreement with Halo for certain premises consisting of 33,750 square feet of office and warehouse space located at 7109 Global Drive, Louisville, Kentucky 40258 (the "Lease"). The Lease was extended for an additional 3 year term by a letter agreement dated January 15, 2004.

B. EYI is the parent company of Halo.

C. On or about May 2, 2005, Business Centers provided notice to Halo that the Lease had been breached, and thus was being terminated, because Halo had failed to pay required rents and vacated the premises.

D. On June 29, 2005, Business Centers filed a Statement of Lien for Rent pursuant to KRS 383.070 against Halo. The Statement of Lien for Rent is of record at Miscellaneous Lien Book 131, Page 520, in the office of the Jefferson County Clerk. The lien for rent secured Business Centers for rentals up to and including $46,875.00 (the "Liened Amount").

E. On November 15, 2005, Business Centers filed its Complaint against Defendants before the Jefferson Circuit Court, Division 5, in Action No.05-CI-09818 seeking judgment, both jointly and severally, against Defendants, for the Liened Amount as well as for contract damages in an amount within the Court's jurisdiction (the Civil Action").

F. The parties to this Agreement have reached a settlement of all differences between them relating to the claims, counterclaims and cross claims that were, or could have been, asserted by or against Business Centers, on the one hand, and the Defendants, on the other hand, relating to the Lease. The parties desire to enter into this written Settlement Agreement and Release documenting the terms and conditions of the settlement.

AGREEMENT:

NOW, THEREFORE, and in consideration of the recitals and mutual promises contained herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. DEFENDANTS' TRANSFER OF EQUIPMENT AND PERSONAL PROPERTY. Without any admission of liability, the Defendants will transfer and quit claim, by Bill of Sale in appropriate form, to Business Centers, "as-is" and without warranty, the total of the equipment and personal property shown on Exhibit A hereto (the "Property"). The Property being transferred is stipulated to have a value in the Liened Amount of $46,875.00.

2. THE DEFENDANTS' RELEASE OF BUSINESS CENTERS. Upon execution of this Agreement, the Defendants do hereby for themselves and their past, present and future officers, directors, employees, agents, representatives, affiliates, successors and assigns, and for all other persons and entities claiming through the Defendants, or on their behalf, fully and forever release, acquit, and discharge Business Centers and Business Centers' past, present and future officers, directors, shareholders, principals, members, employees, agents, attorneys, representatives, insurers, reinsurers, and all other persons or entities affiliated in any manner with Business Centers, including parent and subsidiary organizations, and all other persons or entities acting or purporting to act on behalf of the preceding, from any and all claims, demands, damages, compensation, payments, expenses, causes of action, obligations, setoffs, accounts, proceedings, actions, rights, bonds, specialties, losses, controversies, defenses, counterclaims, suits, contracts, agreements, covenants, promises, debts, loans, mortgages, sums of money, reckonings, bills, executions, judgments, findings, attorneys' fees, costs, expenses, claims for refunds, and other liabilities of any kind whatsoever, whether in law or in equity, known or unknown, accrued or unaccrued, mature or unmature, contingent or otherwise, which the Defendants now have, ever had or which their assigns may have, by reason of or arising from or connected in any manner with the Lease or the Civil Action.

3. BUSINESS CENTERS'S RELEASE OF OF DEFENDANTS. Upon execution of this Agreement, Business Centers does hereby for itself and its past, present and future officers, directors, shareholders, principals, members, employees, agents, representatives, affiliates, successors and assigns, and for all other persons and entities claiming through Business Centers or on its behalf, fully and forever release, acquit, and discharge Defendants, and their past and present employees, agents, attorneys, representatives, insurers, reinsurers, and all other persons or entities affiliated in any manner with Defendants, including parent and subsidiary organizations, and all other persons or entities acting or purporting to act on behalf of the preceding, from any and all claims, demands, damages, compensation, payments, expenses, causes of action, obligations, setoffs, accounts, proceedings, actions, rights, bonds, specialties, losses, controversies, defenses, counterclaims, suits, contracts, agreements, covenants, promises, debts, loans, mortgages, sums of money, reckonings, bills, executions, judgments, findings, attorneys' fees, costs, expenses, claims for refunds, and other liabilities of any kind whatsoever, whether in law or in equity, known or unknown, accrued or unaccrued, mature or unmature, contingent or otherwise, which Business Centers now has, ever had or which its assigns may have, by reason of or arising from or connected in any manner with the Lease or the Civil Action.

4. DISMISSAL. Within three business days of all Parties' execution of this Settlement Agreement and Release, the Parties shall cause to be filed with the Court an Agreed Order of Dismissal Settled dismissing with prejudice in the Civil Action all of Business Centers's claims against the Defendants. Court costs, attorneys' fees, and any other fees, expenses and costs are to be paid by the Party incurring them.
5. ACKNOWLEDGMENT. The Parties acknowledge that this Agreement is entered into as a settlement and compromise of disputed claims and is not to be construed in any manner as an admission of any wrongdoing or liability on the part of any Party. The Parties further acknowledge that this Agreement has been negotiated and prepared by the joint efforts of the Parties and the respective attorneys for the Parties, and for all purposes this Agreement shall be deemed to have been drafted jointly by each of the Parties.

6. AUTHORITY. The Parties warrant and represent that they have the power and the authority to enter into this Agreement and that this Agreement, and all documents delivered pursuant to this Agreement, are valid, binding and enforceable upon them. The Parties also warrant and represent that no further consent, approval, authorization, and no notice to, or filing with any court, governmental authority, person or entity is required for the execution, delivery and performance of this Agreement. The Parties further warrant and represent that they are the sole and lawful owners of the claim or claims asserted or released in this Agreement and that no part of the claim or claims asserted or released in this Agreement have been assigned or transferred to any other person or entity.

7. BINDING EFFECT. The Parties acknowledge, represent, warrant and confirm that they have carefully read and fully understand all of the provisions of this Agreement, that they have thoroughly discussed this Agreement and its effect with their respective legal counsel, that no representations or warranties have been made other than those set forth explicitly in this Agreement, and that they sign this Agreement as their own free act. This Agreement shall be binding upon each of the Parties and any and all other persons or entities affiliated with the Parties, and any and all other persons or entities that could assert any interest or claim related to the matters described in this Agreement. This Agreement shall be binding upon and inure to the benefit of all such persons or entities and its respective successors, assigns, employees and representatives, as the case may be.

8. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the Parties hereto and fully supercedes any and all prior agreements or understandings between the Parties pertaining to the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein. No change, termination, or attempted waiver of any provision of this Agreement shall be binding unless it is in writing and signed by each of the undersigned Parties.

9. SEVERANCE CLAUSE. Should any provision of this Agreement be declared or determined to be void, unenforceable, illegal or invalid, the validity of the remaining parts, terms, and provisions shall not be affected thereby and said void, unenforceable, illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

10. HEADINGS. The headings in this Agreement have been included for ease of reference only and shall not be considered in the construction or interpretation of this Agreement.

11. COUNTERPARTS. This Agreement may be executed by the Parties in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one such counterpart.

12. GOVERNING LAW. This Agreement shall be governed, interpreted, and enforced in accordance with the laws of the Commonwealth of Kentucky.

Dated: Effective December 21, 2005.

In Witness Whereof, the Parties have entered into this Agreement as of the date written above.


/s/ signed
Business Centers, LLC

/s/ signed
Halo Distribution, LLC

/s/ signed
EYI Industries, Inc.